Exhibit 99.2

            Esterline to Acquire Leach Holding Corporation;
         Latest Aerospace Transaction to Increase Esterline's
                      Annualized Revenues by 20%

    BELLEVUE, Wash.--(BUSINESS WIRE)--July 9, 2004--Esterline Corporation (NYSE:ESL) today announced an agreement to acquire Leach Holding Corporation for approximately $145 million in cash. The acquisition, the largest in Esterline's corporate history, will add nearly 20%, or $120 million, to the company's current annualized revenue base of approximately $600 million.
    The transaction significantly expands the scale of Esterline's existing aerospace operations and fits the company's strategic acquisition approach. "Leach fits our stated strategy to consolidate manufacturers of superior aerospace components," said Robert W. Cremin, Esterline's chief executive officer. "The size, synergy and financials make Leach a perfect fit for Esterline." Cremin said the transaction is the latest step in the company's drive to "... expand the toolbox of solutions Esterline brings to its customers."
    Leach is a leading producer of high-performance electromechanical relays, solid-state switching devices and advanced power distribution assemblies for aerospace applications. The company comprises three operations -- two aerospace and one medical -- located in seven manufacturing plants in North America, Europe and Asia, employing more than 1,000 people. The majority of Leach's operations are aerospace related with a smaller portion devoted to medical.
    Cremin said that Leach is a healthy, profitable business and all of its operations have "... strong engineering teams and world-class technologies. In aerospace, Leach maintains solid positions on literally every key platform in the industry." He added that Esterline's resources and solid aerospace/defense and medical market positions "... will help Leach benefit from growth opportunities, particularly those that are beginning to present themselves as markets improve."
    Completion of the transaction is expected in early August, contingent upon Hart-Scott-Rodino and other governmental approvals. Esterline was advised in this transaction by Jefferies Quarterdeck, a division of Jefferies & Company, Inc.; Leach was advised by Wachovia Securities.
    Esterline will conduct a conference call to discuss the transaction this morning, July 9, 2004, at 8:00 a.m. PDT (11 a.m.
EDT). Listeners may access the conference call live over the Internet at the following locations: www.esterline.com and www.ccbn.com.

    About Esterline:

    Esterline Corporation is a specialized manufacturing company serving principally aerospace/defense and medical markets. Approximately 80% of total revenues are generated from aerospace/defense markets; the remaining 20% is derived from the application of these technologies into other markets, most notably medical. Esterline management views the company's businesses in three segments related to its set of core competencies: Avionics & Controls, Sensors & Systems, and Advanced Materials.
    Operations within the Avionics & Controls segment focus on technology interface systems for commercial and military aircraft and similar devices for land- and sea-based military vehicles, secure communications systems, specialized medical equipment, and other high-end industrial applications. The Sensors & Systems segment includes operations that produce high-precision temperature and pressure sensors, fluid and motion control components, and other related systems principally for aerospace and defense customers. Advanced Materials focuses on process-related technologies, including high-performance elastomer products used for a wide range of military and commercial aerospace purposes and combustible ordnance and electronic warfare countermeasure products.

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of Esterline, are not guarantees of future performance, and involve risks and uncertainties that are difficult to predict. Esterline's actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to changes in the aerospace/defense industry and other risks detailed in the company's public filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended October 31, 2003.


    CONTACT: Esterline Corporation
             Brian D. Keogh, 425/453-9400